INVESTOR RELATIONS CONTACT:
E.J. Bird
Senior Vice President and Chief Financial Officer
847-286-8700

FOR IMMEDIATE RELEASE:
March 29, 2019

SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS
FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS

HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "our," "we," or the "Company") (NASDAQ: SHOS) today reported results for its fiscal year and quarter ended February 2, 2019.

Overview of Unaudited Results

Results for the fourth fiscal quarter of 2018 compared to the fourth fiscal quarter of 2017 included:

•	Net loss decreased $3.0 million to $30.3 million from $33.2 million

•	Loss per share decreased $0.13 to $1.33 loss per share from $1.46 loss per share

•	Comparable store sales decreased 8.5%

•	Adjusted EBITDA improved $6.9 million to $5.5 million loss from $12.4 million loss

•
Adjusted EBITDA for the fourth quarter of 2018 includes $6.8 million of negative impacts directly associated with the Sears Holdings Corporation ("Sears Holdings") bankruptcy filing on October 15, 2018

Results for the 2018 fiscal year compared to the 2017 fiscal year included:

•	Net loss decreased $41.6 million to $53.5 million from $95.1 million

•	Loss per share decreased $1.83 to $2.36 loss per share from $4.19 loss per share

•	Comparable store sales decreased 4.6%

•	Adjusted EBITDA improved $30.5 million to $16.0 million from $14.5 million loss

•	Adjusted EBITDA for 2018 includes $8.5 million of negative impacts directly associated with the Sears Holdings bankruptcy filing

Our fiscal years end on the Saturday nearest to the last day of January. The fourth quarter and fiscal year 2017 included an extra week (the "53rd week") compared to our 2018 fiscal year. The 53rd week is not included in comparable store sales calculations.

Will Powell, Chief Executive Officer and President, said, “The $5.5 million loss in adjusted EBITDA that we posted for the fourth quarter represented a significant improvement in adjusted EBITDA over the fourth quarter of 2017. The quarter was also our fourth consecutive quarter, and our sixth in the last seven quarters, with improved adjusted EBITDA compared to the same period in the prior year. We were able to post these improved adjusted EBITDA results despite the distractions and headwinds associated with the Sears Holdings bankruptcy proceedings, which had a direct negative impact on our results. Specific negative impacts detailed below totaling $6.8 million were included in our adjusted EBITDA for the quarter.

“Year-to-date, our adjusted EBITDA improved by $30.5 million from last year. These significantly improved adjusted EBITDA results were achieved despite specific negative impacts detailed below of $8.5 million related to the Sears Holdings bankruptcy proceedings, which negative impacts were included in our adjusted EBITDA for the year. In addition, 2017 results included an adjusted EBITDA benefit from the 53rd week of $2.3 million.”

Thousands	13 Weeks Ended February 2, 2019	52 Weeks Ended February 2, 2019
Adjusted EBITDA	$(5,456)	$16,023
Impact from non-recurring Sears Holdings bankruptcy issues:
Protection agreement margin impact	3,295	$3,795
Unpaid prepetition subsidy and cash discounts due from Sears Holdings	—	1,151
Advisory fees	1,620	1,620
Event cancellation fees and related expenses	1,910	1,910
Adjusted EBITDA excluding non-recurring Sears Holdings bankruptcy issues	$1,369	$24,499

Thousands	14 Weeks Ended February 3, 2018	53 Weeks Ended February 3, 2018
Adjusted EBITDA	$(12,368)	$(14,525)
Impact of 53rd week in fiscal 2017	(2,300)	(2,300)
Adjusted EBITDA excluding 53rd week	$(14,668)	$(16,825)

When the non-recurring factors in the table above are excluded, adjusted EBITDA would have been a positive $1.4 million for the fourth quarter and $24.5 million for the full year, representing increases for comparable items of $16.0 million and $41.3 million for the fourth quarter and full year, respectively.

We increased our borrowings late in the third quarter before Sears Holdings's anticipated bankruptcy filing to enhance our financial flexibility to deal with possible disruptions to our business that might be caused by the Sears Holdings bankruptcy. We ended the quarter with $15.1 million in cash and cash equivalents, including $6.5 million in additional borrowings that we could have repaid to reduce borrowings under our Senior ABL Facility. For the year, we reduced our debt, net of cash, by $10.6 million.

We continue to implement our strategic plan to transform our business. Measurable progress is evident across many of our initiatives that serve to enable this change. Examples include:

•
Changes to our as-is appliance sourcing as well as lower promotional markdowns from price optimization led to margin improvement in the quarter of 800 basis points in our Outlet segment. Additionally, the Outlet segment has had positive comparable store sales of 2.5% since July when we anniversaried the impact of the change in our pricing strategy.

•
In the fourth quarter 2018 lease-to-own comparable sales increased 34.1% and leasing's share of total sales increased to 10.0%, up 318 basis points compared to the fourth quarter 2017. For the full year, lease-to-own comparable sales increased 38.6%.

•
SearsHometown.com and SearsOutlet.com sales were up 25.5% and 9.5%, respectively, compared to fourth quarter 2017. SearsHometown.com balance of sales grew 140 basis points compared to the fourth quarter 2017. SearsOutlet.com balance of sales grew 183 basis points compared to the fourth quarter 2017.

•
In the fourth quarter we made some progress on our initiative to reduce the growing losses in our Hometown segment by closing, or starting the closure, of 105 stores in the segment. We had inventory investments in these stores of $28.8 million at the beginning of their inventory-liquidation process. As of the end of our fiscal year, inventory liquidation was complete in 81 of these stores while 24 stores had initiated inventory liquidations that were completed in February 2019. These store closings resulted in a one-time charge of $7.5 million in the fourth quarter, but advanced our efforts to reduce the growing losses in our Hometown segment and strengthen our balance sheet. A group of stores in our Hometown segment continue to provide an insufficient return for the capital we have invested in these stores (and for many stores the return was negative), and these stores, as a group, continue to generate growing negative adjusted EBITDA.  During the quarter we continued our efforts to improve the performance of these unproductive stores through our business-improvement initiatives. Our efforts notwithstanding, these stores have not achieved, and we believe that these stores, despite our efforts to reduce segment expenses, will not in the foreseeable future achieve, an acceptable level of investment return and profitability.  During the quarter we experienced significant supply-chain cost increases and Craftsman and Kenmore merchandise availability issues that had a disproportionately adverse impact on the Hometown segment. These increases and issues are continuing, and we believe they will worsen during the next several quarters. As a consequence, during the quarter we sought to work with the dealers operating these unproductive stores to exit the business should they determine that is also in their best interests.  We expect we will close a group of Hometown stores in the first quarter of 2019 that will result in a one-time charge, but we cannot yet ascertain the size of that group or the potential associated charges. We do not believe that these first-quarter store closures, by themselves, will enable the Hometown segment to generate positive adjusted EBITDA in the foreseeable future.

Fourth Quarter Performance Highlights

Consolidated comparable store sales decreased 8.5% in the fourth quarter of 2018. Comparable store sales were adversely impacted by negative effects of the Sears Holdings bankruptcy proceedings, including adverse publicity and inventory availability issues, and a deliberate change in our holiday promotional strategy to reduce promotional discounting in the quarter. Hometown segment comparable store sales decreased 13.0% in the fourth quarter of 2018. Our promotional strategy for the fourth quarter was significantly less aggressive than last year, which drove a significant portion of the negative comparable sales in the Hometown segment. The negative effects of the Sears Holdings bankruptcy proceedings had a disproportionately adverse impact on our Hometown segment during the quarter. Outlet segment comparable store sales increased 0.2% in the fourth quarter of 2018.

Consolidated gross margin was $58.9 million, or 19.7% of net sales, in the fourth quarter of 2018 compared to $75.8 million, or 19.1% of net sales, in the fourth quarter of 2017. The gross margin rate improvement of 60 basis points was primarily due to higher margin on merchandise sales in both segments partially offset by disruptions in protection agreement sales related to the Sears Holdings bankruptcy, accelerated closing store costs ($7.5 million in the fourth quarter of 2018 compared to $1.9 million in the fourth quarter of 2017), and higher occupancy costs as a percentage of sales.

•
Hometown gross margin decreased $23.1 million, or 43.0%, to $30.7 million in the fourth quarter of 2018. Hometown gross margin rate declined by 352 basis points to 16.2%. The decline in gross margin dollars was driven by sales volume decreases and a lower gross margin rate. The 352 basis point decrease in gross margin rate was primarily driven by higher accelerated store closing costs ($7.5 million in the fourth quarter of 2018 compared to $1.1 million in the fourth quarter of 2017), lower protection agreement sales due to disruptions from the Sears Holdings bankruptcy, and higher supply chain costs. Excluding the impact of the lower protection agreement sales and the higher closing store costs from both periods, the gross margin rate improved by 76 basis points in the fourth quarter of 2018 compared to the fourth quarter of 2017.

•
Outlet gross margin increased $6.3 million, or 28.8%, to $28.3 million in the fourth quarter of 2018. Outlet gross margin rate improved by 800 basis points to 25.8% driven by higher margins on merchandise sales and lower closing store costs ($0.0 million in the fourth quarter of 2018 compared to $0.7 million in the fourth quarter of 2017), partially offset by lower protection agreement sales due to disruptions from the Sears Holdings bankruptcy. Excluding the impact of protection agreements and closing store costs from both periods, the gross margin rate improved 917 basis points in the fourth quarter of 2018 compared to the fourth quarter of 2017.

Consolidated selling and administrative expenses decreased to $79.2 million, or 26.5% of net sales, in the fourth quarter of 2018 from $100.4 million, or 25.4% of net sales, in the prior-year comparable quarter. The dollar decrease was primarily due to lower commissions paid to dealers and franchisees on lower sales volume, expenses associated with the 53rd week in 2017, lower provisions related to franchisee notes receivables ($0.3 million credit in the fourth quarter of 2018 compared to a $1.5 million charge in the fourth quarter of 2017). IT transformation investments were $7.6 million, or 2.5% of sales, in the fourth quarter of 2018 compared to $8.9 million, or 2.2% of sales, in the fourth quarter of 2017.

We recorded operating losses of $26.0 million and $31.1 million in the fourth quarters of 2018 and 2017, respectively. The decrease in operating loss was due to lower selling and administrative expenses and a higher gross margin rate, partially offset by lower volume from closed stores and a decline in Hometown comparable store sales.

We recorded a net loss of $30.3 million for the fourth quarter of 2018 compared to a net loss of $33.2 million for the prior-year comparable quarter. The decrease in our net loss was primarily attributable to the factors discussed above, partially offset by higher interest expense.

Consolidated adjusted EBITDA improved $6.9 million to a $5.5 million loss in the fourth quarter of 2018 from a $12.4 million loss in the fourth quarter of 2017.

•
Hometown adjusted EBITDA decreased $1.5 million to a $9.7 million loss in the fourth quarter of 2018 from a $8.1 million loss in the fourth quarter of 2017. The decrease was driven by higher closing store costs, lower protection agreement sales, and lower gross margin rate on lower volume, partially offset by lower selling and administrative expenses.

•
Outlet adjusted EBITDA increased $8.5 million in the fourth quarter of 2018 to $4.2 million from a loss of $4.3 million in the fourth quarter of 2017. The improvement was driven by an improved gross margin rate and lower selling and administrative expenses.

Full Year Results

Net sales for 2018 decreased $270.0 million, or 15.7%, to $1.4 billion from $1.7 billion in 2017. This decrease was driven primarily by the impact of closed stores (net of new store openings), a 4.6% decrease in comparable store sales (including a 8.5% decline in the fourth quarter) and sales of $23.4 million in the 53rd week of 2017. Comparable store sales were down 6.0% and 1.8% in Hometown and Outlet, respectively. Home appliances outperformed the average comparable store sales while tools and lawn and garden underperformed to the average.

Gross margin was $323.2 million, or 22.3% of net sales, for 2018 compared to $348.5 million, or 20.3% of net sales, for 2017. The increase in gross margin rate was primarily driven by higher margin on merchandise sales partially offset by higher occupancy costs as a percentage of sales resulting from a greater mix of Company-operated stores compared to the prior year. Accelerated store closing costs were $13.4 million for 2018 compared to $14.8 million for 2017. The total impact of occupancy costs and accelerated closing store costs reduced gross margin rate 511 basis points for 2018 compared to a 468 basis-point reduction for 2017.

Selling and administrative expenses decreased to $349.1 million, or 24.1% of net sales, for 2018 from $419.6 million, or 24.4% of net sales, for 2017. The decrease was primarily due to: (1) lower commissions paid to dealers and franchisees on lower sales volume and lower store count, (2) lower expenses being recorded for stores closed (net of new store openings), (3) lower IT transformation costs ($25.9 million for 2018 compared to $34.4 million for 2017), (4) $4.8 million lower provision related to franchisee notes receivables, and (5) expenses associated with the 53rd week in 2017. These decreases were partially offset by higher payroll and benefits associated with annual incentive plan payouts. On a rate-to-sales basis, IT transformation costs and provisions for franchisee note receivables increased selling and administrative expenses 197 basis points for 2018 compared to 243 basis points for 2017.

During the third quarter of 2018, we completed the sale of an owned property located in Newington, Connecticut. Net proceeds from the sale were $2.8 million, and we recorded a gain on the sale of $1.4 million. We did not sell any owned property in fiscal 2017.

We recorded operating losses of $39.0 million and $87.4 million for 2018 and 2017, respectively. The decrease in operating loss was primarily due to lower selling and administrative expense, a higher gross margin rate partially offset by lower volume and a $2.3 million favorable impact from the 53rd week in 2017.

We recorded a net loss of $53.5 million for 2018 compared to a net loss of $95.1 million for 2017. The decrease in our net loss was primarily attributable to a lower operating loss partially offset by higher interest expense.

Financial Position

We had cash and cash equivalents of $15.1 million as of February 2, 2019 and $10.4 million as of February 3, 2018. Unused borrowing capacity as of February 2, 2019 under the Senior ABL Facility was $27.7 million with $93.0 million drawn and $7.2 million of letters of credit outstanding. On February 16, 2018, the Company entered into a $40 million Term Loan Credit Agreement with Gordon Brothers Finance Company (the "Term Loan Agreement"). The Term Loan Agreement is secured by a second lien security interest (subordinate only to the liens securing the Senior ABL Facility) on substantially all the assets of the Company and its subsidiaries (the same assets as the assets specified with respect to the Senior ABL Facility). The proceeds of the $40 million loan under the Term Loan Agreement were used primarily to reduce borrowings under the Senior ABL Facility. For the full year 2018, we funded ongoing operations with cash provided by operating activities. Our primary needs for liquidity are to fund inventory purchases, our IT transformation, capital expenditures and for general corporate purposes.

In the fourth quarter of 2018, we did not make payments on accelerated terms for Sears Holdings’s invoices in exchange for cash discounts. Such discounts, when received throughout the year, resulted in a net financial benefit to the Company when netted against incremental interest expense. Since during the fourth quarter we paid Sears Holdings on our normal ten-day, no-discount terms, the Senior ABL Facility borrowings did not increase as of February 2, 2019 as a result of accelerated payments.

Total merchandise inventories were $277.3 million at February 2, 2019 and $336.3 million at February 3, 2018. Merchandise inventories declined $56.6 million and $2.4 million in Hometown and Outlet, respectively. The decrease in Hometown was primarily due to store closures, in addition to efforts to reduce non-productive inventory. Outlet's decrease was primarily driven by new sourcing contracts that allow for improved flow of inventory of as-is appliances to match forecasted sales.

IT Transformation and Operational Developments

We continued to make progress toward the implementation of our new information technology and operating systems.  At the end of the quarter, system architecture, coding and testing were substantially complete, and the majority of the functionality had been put into production.  As expected, we successfully expanded our pilot of the POS and ERP systems into an additional Outlet distribution facility and the associated network of stores that are serviced by this facility. We are working to finalize the Outlet segment deployment which we anticipate will continue throughout the remainder of the first fiscal quarter of 2019.  During the quarter, we continued to expand our direct sourcing capabilities and completed several additional merchandise supply agreements with suppliers.  We also entered into several non-merchandise agreements with various service providers that previously supported our business through Sears Holdings.  Selling and administrative expenses included $7.6 million of IT transformation investments in the fourth quarter of 2018 compared to $8.9 million in the fourth quarter of 2017.  We do not expect significant IT build fees or systems development costs after the second quarter of our 2019 fiscal year.

Comparable Store Sales

Comparable store sales include applicable merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.

Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and executive transition costs and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

The Company has undertaken an initiative on a limited number of occasions to accelerate the closing of under-performing locations in an effort to improve profitability and make the most productive use of capital. Under-performing locations are typically closed during the normal course of business at the termination of a lease or the expiration of a franchise or dealer agreement and, as a result, do not have significant future lease, severance, or other non-recurring store-closing costs. When we conduct a significant number of store closings or we close stores prior to lease termination or expiration (together, "accelerated store closings"), the Company excludes the associated costs of the accelerated store closings from adjusted EBITDA.

The following table presents a reconciliation of adjusted EBITDA and adjusted EBITDA excluding non-recurring items to net loss, the most comparable GAAP measure, for each of the periods indicated:

Preliminary and subject to change	13 and 14 Weeks Ended		52 and 53 Weeks Ended
thousands	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net loss	$(30,269)	$(33,244)	$(53,464)	$(95,057)
Income tax expense (benefit)	304	(130)	164	504
Other income	(18)	(181)	(367)	(925)
Interest expense	4,019	2,444	14,676	8,058
Operating loss	(25,964)	(31,111)	(38,991)	(87,420)
Depreciation and amortization	3,588	3,129	12,374	13,039
Impairment of property and equipment	2,089	3,357	2,089	3,357
Gain on the sale of assets	—	—	(1,358)	—
Provision for franchisee note losses, net of recoveries	(315)	1,541	2,594	7,361
IT transformation investments	7,606	8,857	25,923	34,374
Costs associated with accelerated store closings	7,540	1,859	13,392	14,764
Adjusted EBITDA	$(5,456)	$(12,368)	$16,023	$(14,525)
Impact from non-recurring Sears Holdings bankruptcy issues	6,825	—	8,476	—
Impact of 53rd week in fiscal 2017	—	(2,300)	—	(2,300)
Adjusted EBITDA excluding non-recurring items	$1,369	$(14,668)	$24,499	$(16,825)

The following table presents a reconciliation of our Hometown segment's adjusted EBITDA to operating loss, the most comparable GAAP measure for our Hometown segment, for each of the periods indicated:

Preliminary and subject to change	13 and 14 Weeks Ended		52 and 53 Weeks Ended
Thousands	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Operating loss	$(25,264)	$(19,061)	$(58,333)	$(45,109)
Depreciation and amortization	1,884	1,458	6,263	5,378
Impairment of property and equipment	1,007	2,581	1,007	2,581
Provision for franchisee note losses, net of recoveries	(94)	(92)	(245)	(200)
IT transformation investments	5,267	5,881	17,950	22,847
Accelerated closure of under-performing stores	7,540	1,116	13,651	6,952
Adjusted EBITDA	$(9,660)	$(8,117)	$(19,707)	$(7,551)

The following table presents a reconciliation of our Outlet segment's adjusted EBITDA to operating income (loss), the most comparable GAAP measure for our Outlet segment, for each of the periods indicated:

Preliminary and subject to change	13 and 14 Weeks Ended		52 and 53 Weeks Ended
Thousands	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Operating (loss) income	$(700)	$(12,050)	$19,342	$(42,311)
Depreciation and amortization	1,704	1,671	6,111	7,661
Impairment of property and equipment	1,082	776	1,082	776
Gain on sale of assets	—	—	(1,358)	—
Provision for franchisee note losses, net of recoveries	(221)	1,633	2,839	7,561
IT transformation investments	2,339	2,976	7,973	11,527
Accelerated closure of under-performing stores	—	743	(259)	7,812
Adjusted EBITDA	$4,204	$(4,251)	$35,730	$(6,974)

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING AND OTHER INFORMATION

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "forward-looking statements"). Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," "and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

Subsequent to the Company’s 2012 separation from Sears Holdings (the “Separation”) we have had significant business relationships with Sears Holdings and its subsidiaries, and we have relied heavily on them for merchandise and services through various agreements among the Company, Sears Holdings and, in some circumstances, subsidiaries of Sears Holdings (together the “Operative Agreements”). During October 2018 Sears Holdings and many of its subsidiaries (together the “Sears Holdings Companies”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York seeking relief under Chapter 11 of Title 11 of the United States Code. The Company, which is not a subsidiary of Sears Holdings, is not included in the bankruptcy petitions filed by the Sears Holdings Companies, and neither the Company nor its subsidiaries have filed a bankruptcy petition. As part of the Sears Holdings Companies' bankruptcy proceedings Transform Holdco LLC ("Transform Holdco") acquired most of the operating assets (including Sears stores) and related assets of the Sears Holdings Companies (together the “Sears Assets”), and the Operative Agreements were assigned by the Sears Holdings Companies to, and the obligations thereunder were assumed by, Transform Holdco on or about February 11, 2019. According to publicly available information, (1) ESL Investments, Inc. and investment affiliates including Edward S. Lampert (together “ESL”) control Transform Holdco and (2) ESL owns approximately 58.8% of the Company’s outstanding shares of common stock.

The following factors, among others, could (A) cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and (B) have a material adverse effect on our results of operations, financial condition, liquidity, cash flows, and overall ability to operate our businesses (especially the Hometown segment businesses, given their dependence on purchasing merchandise branded with the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by, or licensed to, subsidiaries of Transform Holdco, together the "KCD Marks"), and obtaining supply-chain services, in accordance with the Operative Agreements):

•	The willingness and ability of Transform Holdco to perform all of its obligations in accordance with the terms and conditions of the Operative Agreements;

•
We believe that Transform Holdco was recently formed, had no retail business operations prior to its acquisition of the Sears Assets and the assumption of the Operative Agreements, and will rely, at least initially, on Sears Holdings and its subsidiaries and other third parties to provide to Transform Holdco the merchandising and other services that Transform Holdco is obligated to provide to the Company in accordance with the Operative Agreements;

•
The ability of Transform Holdco to resolve, on operational and financial terms that are satisfactory to Transform Holdco, its reported current disputes and future disputes, if any, with the Sears Holdings Companies regarding Transform Holdco's acquisition of the Sears Assets and the assumption of related obligations;

•
Transform Holdco is not a public company, and it does not, and we believe likely will not, disclose publicly any information regarding its results of operations, financial condition, liquidity, cash flows, or overall ability to operate its businesses and provide merchandising and other services to the Company in accordance with the Operative Agreements (and Transform Holdco has not given the Company any of such information);

•
Our ability to (1) significantly reduce or eliminate the Hometown segment's growing operating losses (due in part to increasing supply-chain costs and declining Craftsman and Kenmore merchandise availability, which are having a disproportionately adverse effect on the Hometown segment businesses) and (2) close, or seek the closure of, unproductive Hometown segment stores and to significantly reduce the inventory, marketing, promotion, supply chain, and other expenses associated with these stores;

•	Our ability to generate the necessary liquidity to service our indebtedness and meet our other cash needs;

•
With respect to the Sears Holdings Companies' bankruptcy proceedings and Transform Holdco’s assumption of the Operative Agreements, (1) the Senior ABL Facility provides for significant lender discretion, such as the ability to reduce loan advance-rates (through the imposition of reserves against the Company’s borrowing base), which could reduce the amounts that the Company could borrow or require the Company to repay amounts already borrowed and (2) the lenders could assert that they have no obligation to extend to the Company additional loans on the basis that the Company has suffered a “Material Adverse Effect” and (3) the Company’s inability to enforce any of the Separation Agreements could be an “Event of Default” under the Senior ABL Facility that would permit the lenders to accelerate and immediately call due all of the Company's outstanding loans;

•
With respect to the Sears Holdings Companies' bankruptcy proceedings and Transform Holdco’s assumption of the Operative Agreements, (1) the Term Loan Agreement provides for significant lender discretion, such as the ability to increase reserves with respect to the Term Loan Agreement's borrowing base, which could require the establishment and maintenance of a reserve under, and thereby reduce the amounts that the Company could borrow under, the Senior ABL Facility, and could also require the Company to make a prepayment under the Term Loan Agreement, and (2) the Company’s inability to enforce any of the Separation Agreements could be an “Event of Default” under the Term Loan Agreement that would permit the lender to accelerate and immediately call due the Company's outstanding loan under the Term Loan Agreement;

•
The Sears Holdings Unsecured Creditors Committee is investigating transfers to ESL and other current and former insiders of Sears Holdings in connection with “Insider Transactions,” including the Separation;

•
The possible perceptions of our vendors, suppliers, lenders under the Senior ABL Facility and the Term Loan Agreement, and customers that, as a result of the Sears Holdings bankruptcy proceedings and Transform Holdco’s assumption of the Operative Agreements, the Company's ability to operate its businesses (especially the Company's Hometown segment businesses) has been materially and adversely affected;

•
Transform Holdco, which has assumed the Operative Agreements, could decline to renew, or upon renewal materially modify to our material disadvantage, our rights under the Amended and Restated Merchandising Agreement, one of the Operative Agreements, pursuant to which we have rights to acquire merchandise branded with the KCD Marks from Transform Holdco (we do not have rights to purchase directly from manufacturers merchandise branded with the KCD Marks and, despite our efforts, we have been unable to obtain those rights);

•
The Amended and Restated Merchandising Agreement provides that (1) if a third party that is not an affiliate of Transform Holdco (as assignee) acquires the rights to one or more (but less than all) of the KCD Marks Transform Holdco may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Transform Holdco acquires the rights to all of the KCD Marks Transform Holdco may terminate the Amended and Restated Merchandising Agreement in its entirety, over which events we have no control;

•	The sale by Transform Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks;

•	Our ability to offer merchandise and services that our customers want, including those branded with the KCD Marks;

•
Transform Holdco may explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands including by evaluating potential partnerships or other transactions;

•	The sale of Kenmore and Diehard products on Amazon.com;

•	Our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities;

•	Competitive conditions in the retail industry;

•
Worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships;

•
The fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, our reliance on Transform Holdco for most products and services that are important to the successful operation of our business, and our potential need to rely on Transform Holdco for some products and services beyond the expiration of our agreements with Transform Holdco;

•
We believe that Transform Holdco is seeking to negotiate supply agreements with its appliance, lawn and garden, tools, and other vendors, which vendors may not be willing to supply merchandise to Transform Holdco on terms (including vendor-payment terms for Transform Holdco’s merchandise purchases) that are acceptable to it (which payment terms, we believe, could become uneconomic for Transform Holdco and for us);

•
The willingness of Transform Holdco’s appliance, lawn and garden, tools, and other vendors to continue to pay to Transform Holdco’s merchandise-related subsidies and allowances and cash discounts (Transform Holdco is obligated to pay to a portion of these subsidies and allowances to us, and the amounts required to be paid to us declined significantly during 2018);

•	Our ability to resolve, on commercially reasonable terms, future disputes with Transform Holdco, if any, regarding the material terms and conditions of our agreements with Transform Holdco;

•
Our ability to establish information, merchandising, logistics, and other systems separate from Transform Holdco that would be necessary to ensure continuity of merchandise supplies and services for our businesses if, in connection with Transform Holdco’s acquisition of the Sears Assets, vendors were to reduce, or cease, their merchandise sales to Transform Holdco or provide logistics and other services to Transform Holdco or if Transform Holdco were to reduce, or cease, its merchandise sales to us or reduce providing, or cease to provide, logistics and other services to us;

•	If Transform Holdco’s sales of major appliances and lawn and garden merchandise to its retail customers decline Transform Holdco’s sales to us of outlet-value merchandise could decline;

•
Our ability to maintain an effective and productive business relationship with Transform Holdco, especially if future disputes were to arise with respect to the terms and conditions of the Operative Agreements;

•
Most of our agreements related to the Separation and our continuing relationship with Transform Holdco were negotiated while we were a subsidiary of Sears Holdings (except for amendments agreed to after the Separation), and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations);

•
Our reliance on Transform Holdco to provide computer systems acquired as part of the Sears Assets to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and independent franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO's TH-Supplied Systems”);

•
SHO's TH-Supplied Systems could be subject to disruptions and data/security breaches (Sears Holdings announced during 2017 that its Kmart store payment-data systems had been infected with a malicious code and that the code had been removed and the event contained and during April 2018 Sears Holdings announced that one of its vendors that provides online support services to Sears and Kmart had notified Sears Holdings that the vendor had experienced a security incident during 2017 that involved unauthorized access to credit card information with respect to less than 100,000 Sears Holdings's customers), and Transform Holdco could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO;

•
Our ability to implement our IT transformation for our Outlet segment stores by the end of the first quarter of our 2019 fiscal year in accordance with our plans, expectations, current timetable, and anticipated cost;

•	Limitations and restrictions in the Senior ABL Facility and the Term Loan Agreement and their related agreements governing our indebtedness;

•
The Senior ABL Facility will mature on the earliest of (1) February 29, 2020, (2) six months prior to the expiration of specified Operative Agreements unless they are extended to a date later than February 29, 2020 or are terminated on a basis reasonably satisfactory to the Senior ABL Facility lenders, and (3) acceleration of the maturity date following an event of default;

•
The Term Loan Agreement will mature on the earliest of (1) the maturity date specified in the Senior ABL Facility, (2) February 16, 2023, and (3) acceleration of the maturity date following an event of default;

•
The Senior ABL Facility and the Term Loan Agreement each matures less than one year after the date we will issue our financial statements for fiscal 2018. The Company is in discussions with the administrative agent for the Senior ABL Facility about its extension or refinancing. While we believe that we will be able to extend or refinance the Senior ABL Facility prior to its maturity, an extension or refinancing has not occurred and cannot be considered "probable" as defined under applicable accounting standards. As a result, as we reported in our most recent Quarterly Report on Form 10-Q, "substantial doubt" as defined under applicable accounting standards is deemed to exist about our ability to continue as a going concern. Absent an extension or refinancing of the Senior ABL Facility, we expect that this substantial doubt will continue to exist and result in a going-concern explanatory paragraph in the audit opinion on our financial statements for fiscal 2018, which would require us to obtain a waiver from the lenders under the Senior ABL Facility and the Term Loan Agreement.

•	Our ability to extend or refinance the Senior ABL Facility and refinance the Term Loan Agreement and obtain additional financing on acceptable terms;

•	Competitors could continue to reduce their promotional pricing on new-in-box appliances, which could continue to adversely impact our sales of out-of-box appliances and associated margin;

•	Our ability to generate profitable sales of merchandise and services on our transactional ecommerce websites in the amounts we have planned to generate;

•	Our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards;

•	Our dependence on sources outside the U.S. for significant amounts of our merchandise inventories;

•	Fixed-asset impairment for long-lived assets;

•	Our ability to attract, motivate, and retain key executives and other employees;

•	Our ability to maintain effective internal controls as a publicly held company;

•	Low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and

•	The impact on our common stock and our overall performance as a result of our principal stockholder's ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including “Risk Factors,” that are included in the Annual Report on Form 10-K for our fiscal year ended February 3, 2018 and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of the date of this news release. We undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.

About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores (which includes our Hometown Stores, our Hardware Stores, and our Home Appliance Showrooms) are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. More than 90% of our Hometown Stores are operated by independent local dealers or franchisees.
Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of February 2, 2019, we or our independent dealers and independent franchisees operated a total of 677 stores across 49 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

Preliminary and subject to change	13 and 14 Weeks Ended		52 and 53 Weeks Ended
thousands	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
NET SALES	$298,520	$395,774	$1,449,948	$1,719,951
COSTS AND EXPENSES
Cost of sales and occupancy	239,585	320,022	1,126,752	1,371,408
Selling and administrative	79,222	100,377	349,082	419,567
Impairment of property and equipment	2,089	3,357	2,089	3,357
Depreciation and amortization	3,588	3,129	12,374	13,039
Gain on the sale of assets	—	—	(1,358)	—
Total costs and expenses	324,484	426,885	1,488,939	1,807,371
Operating loss	(25,964)	(31,111)	(38,991)	(87,420)
Interest expense	(4,019)	(2,444)	(14,676)	(8,058)
Other income	18	181	367	925
Loss before income taxes	(29,965)	(33,374)	(53,300)	(94,553)
Income tax (expense) benefit	(304)	$130	$(164)	$(504)
NET LOSS	(30,269)	(33,244)	(53,464)	(95,057)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(1.33)	$(1.46)	$(2.36)	$(4.19)
Diluted:	(1.33)	(1.46)	(2.36)	(4.19)

Basic weighted average common shares outstanding	22,702	22,702	22,702	22,702
Diluted weighted average common shares outstanding	22,702	22,702	22,702	22,702

Sears Hometown and Outlet Stores, Inc.
Consolidated Balance Sheets
(Unaudited)

Preliminary and subject to change
thousands	February 2, 2019	February 3, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,110	$10,402
Accounts and franchisee receivables, net	11,916	14,672
Merchandise inventories	277,285	336,294
Prepaid expenses and other current assets	9,452	7,131
Total current assets	313,763	368,499
PROPERTY AND EQUIPMENT, net	27,731	36,049
OTHER ASSETS, net	2,277	8,140
TOTAL ASSETS	$343,771	$412,688
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$93,000	$137,900
Term Loan, net	39,057	—
Payable to Sears Holdings Corporation	14,080	28,082
Accounts payable	19,830	15,741
Other current liabilities	56,009	53,142
Total current liabilities	221,976	234,865
OTHER LONG-TERM LIABILITIES	1,839	2,284
TOTAL LIABILITIES	223,815	237,149
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock: $.01 par value; 400,000 shares authorized, 22,702 issued and outstanding in 2018 and 2017, respectively	227	227
Capital in excess of par value	555,378	555,378
Accumulated deficit	(435,649)	(380,066)
TOTAL STOCKHOLDERS' EQUITY	119,956	175,539
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$343,771	$412,688

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

 Hometown

Preliminary and subject to change	13 Weeks Ended vs. 14 Weeks Ended		52 Weeks Ended vs. 53 Weeks Ended
Thousands, except for number of stores	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
NET SALES	$188,885	$272,414	$958,518	$1,177,222
Comparable store sales %	(13.0)%	(10.5)%	(6.0)%	(8.1)%
COSTS AND EXPENSES
Cost of sales and occupancy	158,219	218,605	768,626	931,078
Selling and administrative	53,039	68,831	240,955	283,294
Selling and administrative expense as a percentage of net sales	28.1%	25.3%	25.1%	24.1%
Impairment of property and equipment	1,007	2,581	1,007	2,581
Depreciation and amortization	1,884	1,458	6,263	5,378
Total costs and expenses	214,149	291,475	1,016,851	1,222,331
Operating loss	$(25,264)	$(19,061)	$(58,333)	$(45,109)

Gross margin dollars	30,666	53,809	189,892	246,144
Margin rate	16.2%	19.8%	19.8%	20.9%

Total Hometown stores			549	768

Outlet

Preliminary and subject to change	13 Weeks Ended vs. 14 Weeks Ended		52 Weeks Ended vs. 53 Weeks Ended
Thousands, except for number of stores	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
NET SALES	$109,635	$123,360	$491,430	$542,729
Comparable store sales %	0.2%	(16.3)%	(1.8)%	(9.1)%
COSTS AND EXPENSES
Cost of sales and occupancy	81,366	101,417	358,126	440,330
Selling and administrative	26,183	31,546	108,127	136,273
Selling and administrative expense as a percentage of net sales	23.9%	25.6%	22.0%	25.1%
Impairment of property and equipment	1,082	776	1,082	776
Depreciation and amortization	1,704	1,671	6,111	7,661
Gain on the sale of assets	—	—	(1,358)	—
Total costs and expenses	110,335	135,410	472,088	585,040
Operating (loss) income	$(700)	$(12,050)	$19,342	$(42,311)

Gross margin dollars	28,269	21,943	133,304	102,399
Margin rate	25.8%	17.8%	27.1%	18.9%

Total Outlet stores			128	132